Exhibit 11.2

KPMG LLP Suite 900 8350 Broad Street McLean, VA 22102

Consent of Independent Auditor

We consent to the use of our report dated April 23, 2025, with respect to the financial statements of Fundrise Balanced eREIT II LLC, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the offering statement.

/s/ KPMG LLP

McLean, Virginia
December 5, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.